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                                                                    EXHIBIT 10.3


February 7, 2002

Mr. T. Scott King
4571 Windstream Lane
Brecksville, Oh 44141

Dear Scott:

This letter sets forth our understanding of the modifications we agreed to regarding your Executive Employment Agreement dated as of May 21, 1998, as amended (the "Agreement"). Effective as of January 1, 2002, the Company's payment obligations under Article 8 (other than Section 8.5) of the Agreement shall be payable in equal semi-monthly installments on the fifteenth and last day of each month, with each such payment being $7,500. It is agreed that the payments which otherwise have been due on January 15 and January 31 will be paid one-half on February 15 and one-half on February 28, making each February payment being $15,000. We both acknowledge and agree that this letter does not change the Company's obligations under the Agreement as to the total amount to be paid thereunder, but modifies the timing of payment.

To assist you in better understanding the Company's financial condition, we agree that after you sign and return to us our standard confidentiality agreement, we will forward to you monthly, to your e-mail address at sking83106@aol.com, the Company's internally generated financial statements (including cash flow statements). In addition, we agree that a member of the Company's Board of Directors and a member of management will meet with you, or participate in a telephone conference with you, upon your reasonable request and at such times and frequency as does not disrupt their other business obligations, to discuss the Company's financial condition.

 The Company also agrees that if there is an improvement in the Company's cash position, net of its obligations under the existing indebtedness agreements, such that the payments referred to in the first paragraph could be increased, the Company, through members of its Board of Directors, will negotiate with you in good faith to effect an appropriate increase in those payments. In all events, the Company agrees to use all reasonable efforts to increase the payments referred to in



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the first paragraph to at least $12,917 per semi-monthly payment period effective no later than January 1, 2003.

We agree that as long as the Company has payment obligations to you under the Agreement, as modified by this letter, the Company will continue to maintain in effect your current automobile allowance and the medical, hospitalization, health and accident insurance benefits, plans or programs referred to in Section
8.5 of the Agreement; provided that as to any such benefit, plan or program, the Company's obligation to so provide will terminate as soon as a substantially similar benefit, plan or program becomes available to you in connection with other employment (but this proviso will not be effective as to medical and hospitalization benefits, plans or programs as long as such benefits, plans or programs have a pre-existing condition restriction which actually adversely affects your coverage). As long as the Company's obligations under the terms of the Agreement, as modified by this letter amendment, are complied with, you agree that the Company is satisfying its obligations to you under the Agreement effective as of January 1, 2002 and except as modified by this letter amendment, the Agreement remains effective, including the Company's obligations under
Section 8.5.

In addition, we agree to reimburse you, up to a maximum of $2,200, for actual out-of- pocket legal expenses incurred by you in connection with this letter agreement, upon receipt of appropriate documentation. Please indicate your agreement to the amended terms by signing a copy of this letter and returning it to me. Both of us agree that this letter agreement may be signed in multiple counterparts, each of which, including facsimile transmissions, being deemed an original and all of which together constitute one agreement.

Sincerely,

WATERLINK, INC.

/s/William Vogelhuber

William Vogelhuber
President and CEO



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By my signing below, I agree that the Agreement is amended as of January 1, 2002 as provided in this letter. In addition, this will constitute proper notice that from and after today, my correct notice address under Section 13 of the Agreement is 5408 Valley Parkway, Brecksville, OH 44141.

/s/T. Scott King
---------------------------------
T. Scott King


cc:      Ronald L. Kahn
         Ira C. Kaplan




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